EXHIBIT 5

                                       December 19, 1997


General Electric Company
3135 Easton Turnpike
Fairfield, CT 06431

RE: OPINION OF COUNSEL

         This opinion is furnished in connection with the registration by General Electric Company (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 5,700,000 shares of Common Stock, $0.16 par value (the "Shares"), which are to be offered and sold by the Company through the following plans: the GE Stock-Based Compensation and Incentive Plan for Independent Contractors, the Elano Corporation 401(k) Savings Plan, the Elano Corporation Profit Sharing Plan, the Elano Corporation Money Purchase Pension Plan, the Middle River Aircraft Systems Salaried 401(k) Plan, the Middle River Aircraft Systems Hourly 401(k) Plan and the 1996 Stock Option Plan for Non-Employee Directors (collectively, the "Plans").

         As Corporate Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plans, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act.


                                Very truly yours,



                                Robert E. Healing